Final Transcript

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Conference Call Transcript

BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Event Date/Time: May 27, 2010 / 12:00PM  GMT

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP, Strategic Planning & IR

Steve Fishman
Big Lots, Inc. - Chairman, CEO

Joe Cooper
Big Lots, Inc. - EVP, CFO

Chuck Haubiel
Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

CONFERENCE CALL PARTICIPANTS

Charles Grom
JPMorgan - Analyst

Mitch Kaiser
Piper Jaffray - Analyst

David Mann
Johnson Rice - Analyst

Meredith Adler
Barclays Capital - Analyst

Joe Feldman
Telsey Advisory Group - Analyst

Patrick McKeever
MKM Partners - Analyst

Laura Champine
Cowen & Co - Analyst

Peter Bussi
JMP Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the Big Lots first quarter 2010 teleconference. This call is being recorded. During the session all lines will be muted until the question and answer portion of the call. (Operator Instructions).

At this time I would like to introduce our first speaker today, Vice President Strategic Planning and Investor Relations, Mr. Tim Johnson. Please go ahead.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks Jake, and thank you everyone for joining us for our first quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Executive Vice President and Chief Financial Officer, and Chuck Haubiel, Executive Vice President, Real Estate, Legal and General Counsel. Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provision, as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's press release, our results include discontinued operations activity. Since we do not view discontinued operations as relevant to the ongoing operations of the business, our prepared comments will be based on results from continuing operations. Given our Annual Meeting of Shareholders begins at 9 AM this morning, our comments will be brief to allow time for Q&A to be completed by 8:45. With that, I'll turn it over to Steve.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, TJ and good morning everyone. We continue to stay focused on and execute against our WIN strategy during Q1 and I'm very pleased with the results as we recorded our 14th consecutive quarter of record earnings per share from continuing operations, $0.68 per share versus last year's record at that time of $0.44. Operating profit dollars grew 49% behind the strength of our 6% sales comp, improvement in gross margin, and significant SG&A leverage compared to a year ago.

From a sales perspective, trends coming out of Q4 and the holiday were every bit as strong, if not stronger in Q1, and our 6% comp was the highest quarterly comp for this business in over seven years. We were very encouraged by the customers' continued focus on a discretionary purchase, whether it was Furniture, Home, or Seasonal type merchandise. Also from a customer perspective, our comps were fairly consistent across income demographics, whether high income or more economically challenged, comps were right around the 6% mark, which suggests to us that it's all about the extreme value that they were looking for and finding in our stores.

In terms of merchandising, Furniture and Home led the way with double-digit comps for the quarter, followed by Hardlines and Seasonal, each of which were up mid-single digits.

As many of you know, Q1 is historically the largest quarter of the year in the Furniture industry, and in our Furniture business as well. We experienced accelerating trends as our customer responded to new styles in Upholstery and our first ever Furniture Road Show event. Additionally, our Mattress business remained very strong, and the large Galleria bankruptcy liquidation deal did extremely well.

For the third consecutive quarter, Home was a key driver as comps were up in the low double digits. We continue to deliver newness and better quality goods into our stores and the customer has responded. Our Echo Point Home collection generated some very good results. Whether it's Echo Point or our new Port 7 collection or the Furniture Road Show that I mentioned earlier, we believe we're getting better and better at creating and executing these types of engineered events.

Our Seasonal business, primarily Lawn and Garden, performed well in the quarter despite some unfriendly weather in most of the country in the last two weeks of April. I was particularly pleased with the business in larger ticket items such as patio furniture and grills. As I've said before, with our customer it's not about price, it's about value, and right now the customer is telling us that they see great value in our higher ticket Seasonal assortment.

In Hardlines, it was all about our Electronics business, which comped up in the high teens against a very strong business last year. The chainwide rollout of our video game software program that occurred last year provided incremental sales in Q1 and the availability of DVDs, digital cameras, printers, and accessories continue to positively impact this category.

We also drove record inventory turnover results during Q1, which not only helps from a markdown and cash flow perspective, but also helps our cost structure continue to become more efficient.

In summary, Q1 surpassed even our highest expectations as sales increased 8%, gross margin dollars increased 9%, with expenses up only 2%... a very strong performance for the quarter. Operating profit dollars increased 49% compared to last year, and our operating profit rate was up 200 basis points to 7.3%. We managed our business very prudently, and generated significant cash flow, and we invested $150 million in our share repurchase program while still ending Q1 with over $260 million of cash and no borrowings under the credit facility.

Now Joe's going to give you some detail around the quarter, and how we're looking at our forward guidance. Joe?

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Thanks, Steve, and good morning everyone.

Sales for the first quarter were $1.235 billion, compared to $1.142 billion for the first quarter of last year. Comparable store sales increased 6.0%.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

The key financial metric we watch to evaluate our performance is operating profit and for Q1 both the operating profit rate and dollars were above LY. Our Q1 operating profit rate increased 200 basis points to 7.3% of sales, and operating profit dollars increased $29.8 million, or 49%.

Looking at gross margin, our dollars grew faster than sales as our rate of 40.6% was 10 basis points above last year. The increase from last year was due to a lower markdown rate, and a slightly favorable mix of business as our sales of our higher margin Home product became a larger percent of the total sales. These improvements were partially offset by higher domestic freight costs due to higher fuel prices.

Total SG&A dollars were $411.9 million, or up 2% compared to last year. The first quarter SG&A rate of 33.3% was down 190 basis points to last year. We experienced significant leverage in store payroll, distribution and transportation and occupancy as a result of our 6% comp. Additionally, as expected, our advertising dollars were down year-over-year due to certain cost savings initiatives as we detailed earlier this year. Partially offsetting these areas of leverage was higher bonus expense incurred during the quarter given our record performance, and we also experienced higher equity-related compensation expense due to the acceleration of certain performance awards based on 2009's record year, and additionally, the equity awards for 2010 were valued at a significantly higher stock price compared to last year.

Net interest expense was $0.2 million for the quarter, compared to $0.3 million last year.

Our tax rate for the first quarter of fiscal 2010 was 37.7%, compared to 39.5% last year. The decrease in the tax rate was primarily due to the settlement of an uncertain tax position.

When you add it all up for the first quarter of fiscal 2010, we reported income from continuing operations of $56.0 million, or $0.68 per diluted share compared to income from continuing operations of $36.3 million or $0.44 per diluted share a year ago.

Our results of $0.68 per share was better than our guidance, which called for earnings of $0.60 to $0.65 per share. Compared to the high end of guidance, $0.01 of the favorability came from a slightly higher gross margin rate, $0.01 came from lower SG&A expenses, and the last $0.01 was the result of the favorability in the tax rate.

Turning to the balance sheet, inventory ended the first quarter of fiscal 2010 at $745 million, compared to $718 million last year. The increase of 4% resulted from a 2% increase in store count compared to last year and a 2% increase in average store inventory to support our sales trends exiting Q1 and continuing into Q2.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, was $96 million for the first quarter of fiscal 2010, which represents an $11 million increase compared to last year. This is directly attributable to higher earnings and better AP leverage, partially offset by higher inventory levels. We ended the quarter with $261 million of cash and cash equivalents compared to $51 million last year. This change of $210 million is directly attributable to our cash generated over the last year, partially offset by share repurchase activity during Q1. We were active in the market, repurchasing our stock during Q1 as we executed our $150 million Accelerating Share Repurchase program or ASR. Our goal in executing the ASR was to ensure a base level of cash is returned to shareholders at a discount to a straight dollar cost average approach and to offset estimated dilution since our last repurchase program. The ASR reduced our common shares outstanding by 3.6 million immediately. However, the total number of shares repurchased under the ASR will be based upon the volume weighted average price of our stock, less a discount, over a predetermined period and will not be known until that period ends, which by contract can be no later than January 26, 2011. The final settlement could increase or decrease the 3.6 million shares initially reduced from our outstanding common shares. We have $250 million remaining under our current authorization to repurchase shares opportunistically in the open market.

For the first quarter, capital expenditures totaled $11.5 million, and depreciation expense for the quarter was $19.1 million.

Moving on to guidance, we're forecasting a comp sales increase in the range of 4% to 5% for the second quarter. This forecast is consistent with our comps in the combined period of March and April as well as being consistent with the first two weeks of May, or prior to the impact of the Memorial Day shift. We expect the strong comp trends in Furniture, Home and Hardlines to continue, and anticipate Seasonal sales will accelerate in Q2 as weather reverts to more normal conditions throughout the country. We expect our Q2 gross margin rate will be up slightly to LY due to lower markdown rate and lower shrink cost. Partially offsetting this favorability is a higher forecast for both domestic and import freight costs.

From an expense standpoint, we anticipate leverage in most major expense areas based on the forecasted comp and we expect dollar reductions in advertising and also utilities. This favorability is assumed to be partially offset by higher bonus expense, equity-related compensation expense, and higher debit card fees resulting from rate hikes being passed on by network providers. Based on these assumptions, Q2 EPS from continuing operations is estimated to be in the range of $0.44 to $0.49 per diluted share, compared to $0.35 per diluted share last year.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

For the full year, we've increased our guidance and now expect income from continuing operations for fiscal 2010 to be in the range of $2.75 to $2.85 per diluted share, compared to our original guidance of $2.65 to $2.75 per share. This range of EPS assumes a share count of approximately 82 million shares, and does not contemplate any opportunistic share repurchase activity or use of the remaining $250 million currently authorized. For the full year of fiscal 2010, we now expect a comparable store sales increase in the range of 3.5% to 4.5%. Based on higher forecasted earnings for the year and tax payment favorability related to the deductibility of option exercises and restricted stock activity, we're raising our cash flow forecast for the year to $220 million from $200 million. Now I'll turn it over to Chuck for an update on real estate.

 Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

Thanks, Joe. During the first quarter, we opened seven new stores and closed one store, leaving us with 1,367 stores, and total selling square footage of 29.3 million at the end of the quarter. Three of the new stores were traditional Big Lots, meaning in secondary or tertiary locations and primarily in strip centers. Four of the new stores were "A" locations, and we're on track to our goal to open 80 new stores in 2010, 50 in traditional locations and 30 in "A" locations.

In terms of "A" locations, as we discussed on our last call, we see this as a major step forward for our Company and has been made possible by the softening in the commercial real estate market and the strength of our improving performance over the last several years. Early indications suggest that we are attracting a new customer base in these locations, a customer who typically did not shop us or did not have a traditional store that was convenient for them to visit on a regular basis. We're finding that she is a more discretionary customer meaning Furniture, Home, and Seasonal are more important, and Consumables as a a percentage of mix is a little smaller. But again, these results are very early.

From a financial standpoint, the eight "A" locations that were in test mode beginning in 2009 continue to be very encouraging. These locations on average have exceeded our initial financial goals and are trending to sales of a little over $4 million per store, with the majority of the stores between $180 and $200 per selling square foot. We're paying a higher rent in these locations; however, at these sales levels and with our disciplines around inventory and expenses, we're well ahead of the pace needed to hit our profitability and cash return targets.

In terms of our existing store base, we began our Store Refresh program during the month of May and will complete approximately 45 stores during the second quarter. As a reminder, the majority of these stores will receive a new store layout, and we will make capital improvements in all locations. In total for 2010, we're now estimating that we'll refresh approximately 105 stores.

Now I'll turn it back to Steve for some closing remarks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

On our last conference call in early March I made the statement that heading into 2010 I felt that we were better positioned than in any other time in my nearly five years with the Company. I believe the results from the first quarter demonstrated our plans were on target with the customer, and I'm firmly convinced we're prepared to deliver the balance of this year... from merchandising, to stores, to marketing, to the real estate opportunities that lie ahead, I feel very good about our future.

Our merchandise content and the value message continues to improve. The flow of inventory and the availability of merchandise have not let up, and we're working hard to make sure that it doesn't. We recently held our third Vendor Summit here, where we invited potentially new contacts to the office here in Columbus to share with them our strategies and financial strength and to encourage them to think of us as a new customer or a larger customer.

We continue to make progress on our Ready for Business initiative, and have probably three quarters of our stores to a standard that we believe is acceptable at this point. In the last 60 days, I've been in five or six different markets on unannounced visits and there's a noticeable difference in store execution, customer service, and merchandise presentation compared to this time a year ago. Again, progress, but this is a multi-year initiative we've taken on in our stores.

From our store associates, to our marketing team, we're very focused on building the Buzz Club Rewards program for the future. In the last few weeks, our Rewards program exceeded the 3 million member plateau... over double where it was at the beginning of the year. Again, the program is only a few months old and we're in the stage of building membership so it's very difficult to say what level of impact this had on our Q1 results. The more tangible evidence or opportunity we believe comes later in the year and on into 2011 when we begin to market directly to customers based on their buying behavior or history. We're busy implementing the tools to be in a position to do this in the back half of 2010.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

And finally, in terms of Real Estate, I believe we're very well positioned for the balance of 2010 and the foreseeable future. Similar to merchandising, the deal flow has been good and there's no shortage of locations for us to look at and evaluate. In fact, Chuck and I were just at the ICSC Real Estate conference earlier this week and met with several landlords who we do a small amount of business with or we have no locations with them at all. We tried to help them understand our financial model and the cash-rich nature of our company. We shared our approach to real estate and the types of locations we were most interested in negotiating. We updated them on our "A" store strategy, which is new and different and opens up more possible sites for them to consider for us. We reinforced with them that we're interested in all types of locations, low rent, higher rent, suburban, urban... we have been open to receive new ideas. We left the conference feeling encouraged by the opportunities to expand our landlord base in the future.

To summarize and then go to a brief Q&A, up against some very challenging comparisons from last year, we generated our 14th consecutive record quarter of EPS from continuing operations. Our in-store standards and the shoppability of our stores have improved, and we look better today than we ever have before. Our merchandise mix is highly discretionary which positions us to be a beneficiary as consumer confidence continues to recover. We're continuing to make investments necessary to be successful, whether it's investing in systems, putting capital to work in our stores and distribution facilities, or hiring talent where needed. We're growing our store base and have many years of growth ahead, and we generate lots of cash and invest it wisely. We happen to believe that great value will never go out of style, and discounts and saving money are likely here to stay. With that, I'll turn it back over to T.J.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Thanks, Steve. We'll open up the lines for Q&A at this time.

QUESTION AND ANSWER

 Operator

Yes, sir. (Operator Instructions). We'll pause for just a moment to assemble the roster. Our first question will come from Charles Grom, JPMorgan.

 Charles Grom - JPMorgan - Analyst

Thanks. Good morning, everybody. Just on the comp trends in the first quarter, if my math is right you were probably running, say, 8% through the first 11 weeks and like you said the last two weeks were tough, flattish and the bounceback, so I think what you said is 4 to 5% in the first two weeks in May. Can you walk us through what happened at the end of April and I guess what's transpired since that time before the Memorial Day shift?

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Good morning, Chuck. This is Joe. I'll take that. Through the first, say, 10 weeks of the first quarter, the last couple weeks, business did slow. You hear it a lot about that from other retailers as weather trends changed quite a bit. We're not going to get specific regarding the week by week trends, but we did see, as we said in our opening comments, comps the first two weeks of May are running very consistent with our comps and the comps that we are guiding to for the second quarter. Then in the third week you get into the Memorial Day shift which we're starting to see the rebound from that this week as we prepare for Memorial Day on Monday.

 Charles Grom - JPMorgan - Analyst

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Okay. That's very helpful. My second question is on the SG&A, Joe, within the 190 basis points, can you walk through the buckets of leverage versus advertising dollars and then the giveback on bonus and the equity compensation. Is your expectation that those cost savings you outlined in March -- I'm sorry, in February, will continue or was that a one-time benefit here in the first quarter. Thanks.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes, let's start with Advertising. Advertising we do believe for the year will be down year over year, and consequently obviously will leverage so won't say specific dollar trends but clearly we'll continue to see Advertising save through the balance of the year. Stores and distribution and transportation, those costs as we indicated on our March call, we expect dollars to be up year-over-year but will leverage and we've said that should be a trend for the year as well as the first quarter.

When you get to the stock compensation, clearly the price of our stock was significantly higher when our restricted stock and stock options were valued in 2010, and under accounting rules you use that value at grant date to amortize the cost over the vesting period. That's accounting. That's a significant increase in just the equity compensation piece. In bonus, we did have a good first quarter, so, therefore, we did accrue a higher bonus for the year in the first quarter.

 Charles Grom - JPMorgan - Analyst

Thanks very much.

 Operator

Once again, please limit yourself to one question. Now moving on to Mitch Kaiser, Piper Jaffray.

 Mitch Kaiser - Piper Jaffray - Analyst

Thanks, guys. Good morning and nice quarter. Steve, could you talk a little bit about what you saw from your Vendor Summit, a little more detail, what you're seeing on the product side and also if you could comment what you're seeing on the closeout side as well, that would be helpful. Thank you.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Mitch, we've run those Vendor Summits before. In fact, I've done it basically every year and what we like to do is, our strategy is, to increase the vendor base that we have instead of contract it. More people we do business with that know us, the better opportunities we have. We invited a significant number of vendors who, again, either don't know us real well or don't know us at all in. I spent the morning as I always do going through what our strategy is, and share with them the financial strength of the Company and the concepts of how they can contribute and be a part of our business.

Then we spend the afternoon with one on ones with anybody that wants to spend time directly with our merchants. There is just a lot of positive relationships that people are looking to build as actually the retail environment has contracted over the last four or five years and people are looking for financially strong and healthy companies to want to do business with, and if we hadn't been on the radar screens before, they're certainly figuring out how to develop relationships with us through end of life product or product that they can engineer for us. We're extremely excited about the response that we got from the conference. In fact, had a number of those vendors back in our office within four weeks after the conference with all kinds of great ideas for the third and the fourth quarter of our year that I won't share with you but you clearly will see in our stores. If you're in our stores at back-to-school and then at Christmas time. So that's number one.

The deal flow, as far as what you call closeouts or what we have traditionally known as one-time deals, continues to be very consistent and it's across the board in just about all segments of our business. This is traditionally a time when certain areas of business get near ends of quarters and ends of years, so we see a nice flow of product coming into the second and third quarter of the year. So we're real excited about that. And there's been no real change whatsoever from what's been going on I would say in the last 12 to 18 months. So we feel pretty good about it.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

I actually think we're better positioned right now for the balance of this year than we've ever been before and I said that on the end of the year conference call and I said it in my statements before and I really do feel that way. We're looking pretty good between now and through the end of the year. We've got a really good plan that we feel real comfortable with.

 Mitch Kaiser - Piper Jaffray - Analyst

So you feel pretty good about the visibility.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes. We have as good visibility as we've ever had before and maybe better in projecting what our needs are going to be and I would say in most aspects of the business have real good control over it. There's typical surprise that's will pop up but that's traditional retail. I mean, there's no difference for us as there is for any other retailer.

 Mitch Kaiser - Piper Jaffray - Analyst

Okay. Great, guys. Good luck and thank you.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks.

 Operator

And now we'll hear from David Mann, Johnson Rice.

 David Mann - Johnson Rice - Analyst

Hi, yes, thank you. Great quarter, guys.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you, David.

 David Mann - Johnson Rice - Analyst

On the ocean freight rates I guess last quarter you hadn't negotiated that yet. Can you talk a little bit about how that came to fruition and also any issues in terms of finding space on containers to get stuff in on time for later in the year.

 Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

David, it's Chuck. Since I was over there last, I'll take the question. The answer is, it's still a challenging environment. The container companies have basically not put more ships online, although we are in good shape. We expanded our base of carriers to make sure that we do get the capacity that we need and I think there's probably two strategies out there right now. The first strategy was people who basically tried to, for lack of a better term overpay in order to secure space, and then people that have kind of held the line like we have and said look, we've got new contracts, we've increased our rates on those contracts, we will work with the individuals who will work with us, but I think right now we feel good about the capacity that we have in order to get the product delivered. I think the big question's going to be during next quarter, there's already some noise out there about an additional surcharge, if you will, for peak season and that's something that you're starting to hear a little bit about but frankly hasn't impacted us yet.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

 David Mann - Johnson Rice - Analyst

Thanks. And if I could follow up on what you're doing with advertising, sort of the cost reduction areas. Is that all rate-driven? And in terms of the tests that you're doing where you're actually pulling back on print circulation, can you just give us an update on how that's going in terms of the performance in those markets?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Yes, David, it's TJ. There's a couple different things going on in Advertising. As you know, we have done a significant amount of testing in the last 12 to 18 months, primarily focused on print distribution. As the Buzz Club grows, as the Rewards program grows, and as stores mature, what level of print distribution is appropriate by store and that's what we've been testing to. We first tested through Advo and the component of our distribution that's porch toss. We're now starting to look at newspapers, so it's several quarters worth of testing yet to do and it's something that we think we're partway through but not complete. So that's kind of I'll call it volume-based.

But the rate side of it, clearly the lower number of newspapers today versus a year ago and probably lower than that going forward, it's pretty competitive out there right now, so rates have swung a little bit more in our favor, probably like every other retailer. So that's really what's driving the majority of the change. We did see a reduction in Advertising dollars in the first quarter and are forecasting it for the year. Please understand, quarter to quarter the numbers could be a little bit different based on how we want to go to market, but we're comfortable for the year dollars will be down and at a 3.5% to 4.5% comp with dollars down, clearly there's a fair amount of leverage opportunity there.

 David Mann - Johnson Rice - Analyst

Thanks, good luck in the quarter.

 Operator

Our next question will come from Meredith Adler, Barclays Capital.

 Meredith Adler - Barclays Capital - Analyst

Hey, congratulations on a good quarter.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you.

 Meredith Adler - Barclays Capital - Analyst

Losing my voice. Sorry. I wanted to talk just a little bit about the gross margin and maybe kind of similar to what you did with expenses, break it down just a little bit, because I think the mix was more attractive this quarter and yet the gross margin only improved by about 10 basis points.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Well, we did get a slight benefit from the mix and from the improvement in the Home category. So that's there. We also had some offset as we said on fuel prices and --

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Meredith, in terms of the gross margin rate, this is the best gross margin rate we've had in the first quarter in probably five years now. And with record inventory turnover. So our guidance was for a flattish gross margin rate. We did slightly better than that. Again, best in the last five years and a record turn. Home definitely helps on the margin side because it is better margin, but keep in mind, Electronics is a growing business for us and that's not better margin. It's good margin for Electronics, but it's not near our Company average. So there are some give and takes but at 40.6%, we felt good about that number.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Markdowns definitely -- markdown dollars were essentially flat but when you have a 6% comp, you're leveraging those markdown dollars on a higher sales base, so that was clearly a benefit to the margin rate also.

 Meredith Adler - Barclays Capital - Analyst

And then I was just wondering if you could talk about how your mix is shifting between engineered product and closeouts. It sounds to me like it is moving more toward engineered. What does it look like now and where does it get in the next couple years?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

In all actuality, Meredith, our pure closeout part of our business is actually slightly up, although I mean it's so small, it wouldn't matter. The engineered part of the business is just trying to be intelligent and protecting businesses based upon what had happened the year before and not knowing if it's going to happen again. The Road Show is probably as good of an example as anything. We put the Road Show together because we've had a significant Furniture closeout the last two years, it turns out the last three now, from one of the major Furniture players in the business, but not knowing 12 months in advance we have to work on programs like that to be prepared for the fact that we may not be capable of finding that kind of inventory. The first quarter was a good example of we had the engineered part of the program and we turned around and we found out we were getting the closeout part of the business as we did before. But the actual piece of the business hasn't shifted significantly at all.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

And complimenting that, the Road Show was the Galleria deal.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

That was closeout.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

We did not have last year. Which is clearly closeout and a contributor to the first quarter.

 Meredith Adler - Barclays Capital - Analyst

Great. Thank you very much.

 Operator

Now we'll hear from Joe Feldman, Telsey Advisory Group.

 Joe Feldman - Telsey Advisory Group - Analyst

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Hi, guys. Congratulations on a good quarter. Was hoping to get a little more color on the "A" stores, just any updates that you can share with things maybe you're learning and are you attracting a different customer and maybe a higher end customer and just any more color to just update the current projection.

 Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal, General Counsel

I'll tell you, Joe, let me speak to what the "A" stores look like and then I'll turn it over to Steve or Joe or somebody to talk about the customers. The fact of the matter is, we're really looking hard at "A" stores. Obviously, it's kind of a newer concept for us but we've been very pleased with the results and I think what it's about is the demographics will be different because, quite frankly, the tenant mix is different. And it seems to us right now that we haven't been disappointed whatsoever.

What Steve and I spent a lot of time the first part of this week out at ICSC was helping landlords understand and I'll say some of the prouder landlords, maybe that's not the right term, understand why they want us there. You've been to some of our "A" stores. Our "A" stores look different than the traditional stores and we understand that there's a slight need of maybe some additional capital, but also we want to look like the in line retailer when you drive by and you've got Best Buy perhaps on one side and Target on the other, we want to look like we belong there and we focus very hard on that and I think as more and more landlords recognize what we're doing and what our store operators are doing to allow us to be in those sites and fit, makes a huge difference and I'll turn it over to Joe or Steve, if you guys want to talk about the customer.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

I mean, Joe, I want to start out by saying this is very early on, and we still have only the information through the first quarter of this year. What we do know is that the mix of the business is a little bit better, the Home parts of the business, the Furniture parts of the business and the Seasonal parts of the business as a percent to total are a little bit higher in the mix, which is just fine with us because of a margin standpoint. As far as the mix of the customer base, just the economics of who shops those areas, you have to assume is higher, although I will tell you we have spent time, effort and money to find out if that's really true or not in the way of a study and those results are being presented to us in the next week, so I don't want to guesstimate what those results are going to say but I would be more than happy to share them publicly when we find out what it says. My guess is that we're finding there's clearly a different economic customer base from our traditional, average customer, whether they like us, don't like us, whether they're shopping us, coming back to us, whether they're new customers which we would love to think that they are, we'll find out and share with you when we find that out.

 Joe Feldman - Telsey Advisory Group - Analyst

Got it. Thanks, guys, and got luck with good luck with with this quarter.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you.

 Operator

Our next question will come from Patrick McKeever, MKM Partners.

 Patrick McKeever - MKM Partners - Analyst

Thanks, good morning, everyone.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Hi, Patrick.

 Patrick McKeever - MKM Partners - Analyst

Just a question on guidance for the year. I know you had previously said that you were thinking gross margin would be flattish for the year. And I'm assuming that's still the case, but you beat the midpoint of your first quarter guided range by $0.05 and you took the year up -- essentially took the year up $0.10. So my question is where is the difference in over the balance of the year in terms of how you're looking at the remaining three quarters of the year. Thanks.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes, the balance is really in the second quarter, Patrick. What you'll find in the back half of the year, there's a slight adjustment in number of shares so on the EPS line, you'll see a slight adjustment there. If you look at the shares outstanding guidance that we're giving, we've raised that a little bit which has some impact on the EPS, but principally, the increase in guidance is residing in the second quarter. We're, as we said before, there's some caution around the back half of the year and we still feel very good about the trends in the business but we're not in a position to address that guidance at this time.

 Patrick McKeever - MKM Partners - Analyst

And then just a real quick one on Home, if I could. The Home category. Are there any call-outs there in terms of particular products that are driving the strength in that category or is it across the board?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

It's fairly much across the board. And we do have what I call two separate businesses or the way you traditionally understand it. Linens and domestic seems to be doing quite well. Bedding is decent. Bath is decent. And window coverings is pretty good and textiles. The basic housewares part of the business is particularly strong.

In the decorative accessory area, partly because of the closeout deal flow that we've been getting and we alluded to the Galleria deal, it wasn't just in the Furniture category, it was also in the home accessories category. That's done very, very well. We're coming off from a second closeout deal from a manufacturer on the West Coast that was new to us last year that we established a relationship with and is using us for end of life and that's doing very, very well. I think you'll find if you're in our stores, there was a very large cookware closeout that's just being set on end caps in stores right now that really didn't affect much in the first quarter but will affect the second quarter and the basic housewares area. So almost every one of the Home businesses across the board are doing pretty well right now.

 Patrick McKeever - MKM Partners - Analyst

Great. Thank you, Steve.

 Operator

And now we'll hear from Laura Champine from Cowen.

 Laura Champine - Cowen & Co - Analyst

Good morning and congratulations on the quarter.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Hi, Laura. How are you?

 Laura Champine - Cowen & Co - Analyst

Good. I did hear your comment that in May things slowed a bit but are you lapping more difficult comparisons with comps from a year ago? Because obviously we don't see the month to month comps.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

We didn't say May slowed. When the weather reversed. The early spring, weather was pretty nice and then it turned on a dime and we had a number of weeks of just poor weather. So that's what we were really referring to. The first two weeks of May were consistent, and four to five, and consistent with the guidance that we're giving for the second quarter.

 Laura Champine - Cowen & Co - Analyst

Okay. And I think that your margins among categories really aren't that different but if you do see a sustained shift away from Consumables and towards discretionary, will that move the needle on gross margins?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

It's dependent on what categories are in discretionary, Laura, and how you kind of define that. If you're saying move volume from Consumables to Seasonal or Home, then the answer there is clearly yes. Furniture, as a discretionary category, that margin is pretty comparable to Company average. Better than Consumables also. Electronics, if you consider that a discretionary category, that's below Company average. So it really is dependent on which category we see growing as a percent to total. In the first quarter, it was a slight benefit. But it's really dependent on where the business shifts.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, and Laura, just to expand, in the first quarter when we talked about the significance of the benefits of markdowns was more significant and the mix to TJ's point was a slight benefit. So don't overstate the benefit of the strength in Home because of the strength in the other categories, principally Electronics.

 Joe Cooper - Big Lots, Inc. - EVP, CFO

The second part of your question, Laura, around May, we typically do not -- we don't release monthly comps, as you know. We did say last year, though, that the comps declined for the second quarter roughly 2.5%, was fairly consistent across the months. If there was any month that was better than not it would have been July, slightly. So there's not a wide disparity in comps by month in the LY that we're up against in the first couple weeks of May.

 Laura Champine - Cowen & Co - Analyst

Got it. Thank you.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

You're welcome.

 Operator

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

Now we'll hear from Peter Bussi with JMP Securities.

 Peter Bussi - JMP Securities - Analyst

Good morning, everyone. Thanks for taking the question. I was wondering on the initial markup, this will be the first quarter in quite some time that you didn't call it out as a benefit. Certainly you didn't have it in your guidance. As you're looking at goods that will be coming into stores over the coming quarters, could you provide us an idea of kind of how the pricing might shake out, should we continue to expect that to not be a benefit this year?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

Well, Peter, it's TJ. Early on in the year we called out that IMU we expected to remain pretty constant. We had some pretty solid performance last year and we thought it would be good performance in 2010 to hold on to all that progress. Clearly, there's some gives and takes, depending on what we deliver but I think we still feel very good about the IMU potential of the business for the balance of this year. But you are correct, last year it was for us and for most of retail, it was kind of the perfect storm, even across perspectives. So again, we think holding on to that benefit this year is pretty good performance and instead we're going to look to areas like markdowns, lower levels of markdowns, faster turns, certainly given our comp guidance, and shrink and some of the controls and disciplines that we're putting in the stores in loss prevention, we feel very good about the opportunity there this year.

 Peter Bussi - JMP Securities - Analyst

Okay. Well, thanks, Tim, I appreciate the feedback. If I could actually sneak in one other quick question. Going in stores I haven't seen the Jennifer Farrell set yet. You guys have done it the last two years. Looks like you've got the Port 7 merchandise in stores. Should we expect some type of engineered closeout around that Jennifer Farrell brand this year.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Port 7, you saw it. That's it.

 Peter Bussi - JMP Securities - Analyst

That's the one. Got it. Thanks a lot, guys.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning & IR

All righty. Thanks, Jake. At this time, we're going to go ahead and wrap up the call so we can head off to our annual meeting. We appreciate everybody's interest and we look forward to talking to you in the latter part of August. Thank you.

 Operator

Ladies and gentlemen, a replay of this call will be available to you within one hour and will end at eleven-fifty nine PM on June 10th. You can access the replay by dialing 888-203-1112, and that's for toll free and US and Canada. Or 719-457-0820 for any international callers. You may enter the pass code 4420475. Once again, phone numbers, 888-203-1112, and 719-457-0820. Entering pass code 4420475. We thank you for your participation. You may now disconnect.

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Final Transcript
May 27, 2010 / 12:00PM GMT, BIG - Q1 2010 Big Lots, Inc. Earnings Conference Call

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